Exhibit 15

February 3, 2005

Merrill Lynch & Co., Inc.

4 World Financial Center

New York, NY 10080

We have made reviews, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim condensed consolidated financial information of Merrill Lynch & Co., Inc. and subsidiaries (“Merrill Lynch”) as of March 26, 2004 and for the three-month periods ended March 26, 2004 and March 28, 2003, as of June 25, 2004 and for the three-month and six-month periods ended June 25, 2004 and June 27, 2003, and as of September 24, 2004 and for the three-month and nine-month periods ended September 24, 2004 and September 26, 2003, as indicated in our reports dated May 4, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements), August 2, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements) and November 1, 2004 (February 3, 2005 as to the effects of the restatement related to the accounting for certain retail account fees described in Note 2 to the restated unaudited interim condensed consolidated financial statements), respectively; because we did not perform audits, we expressed no opinions on that information.

We are aware that our reports referred to above, which were included in your Current Report on Form 8-K dated February 3, 2005 are incorporated by reference in this Registration Statement.

We are also aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of a Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/S/  DELOITTE & TOUCHE LLP